Exhibit 4.3

WARRANT TO PURCHASE SHARES OF COMMON STOCK OF POINT.360

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS (“BLUE SKY LAWS”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT OR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT OR ANY INTEREST THEREIN MAY BE MADE EXCEPT (a) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND ANY APPLICABLE BLUE SKY LAWS OR (b) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT NO REGISTRATION IS REQUIRED BECAUSE OF THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE BLUE SKY LAWS.

THIS CERTIFIES THAT, for good and valuable consideration Medley Opportunity Fund II LP (“Holder”), or the Holder’s registered assigns, is entitled to subscribe for and purchase from Point.360, a California corporation (the “Corporation”), 340,000 fully paid and nonassessable shares of the Common Stock of the Corporation at the price of $0.75 per share (the “Warrant Exercise Price”), as adjusted pursuant to the provisions of this Warrant. This Warrant may be exercised at any time commencing on July 8, 2015 (the “Initial Exercise Date”) to and including July 7, 2020 (the “Termination Date”).

The Warrant is issued pursuant to the Term Loan Agreement entered into as of the date hereof between the Corporation and the Holder.

The shares which may be acquired upon exercise of this Warrant are referred to herein as the “Warrant Shares.” As used herein, the term “Holder” means the Holder, any party who acquires all or a part of this Warrant as a registered transferee of the Holder, or any record holder or holders of the Warrant Shares issued upon exercise, whether in whole or in part, of the Warrant. The term “Common Stock” means the common stock, no par value, of the Corporation. The term “exercise” shall include an exercise for cash pursuant to Section 1(a) or a cashless exercise pursuant to Section 3(c).

This Warrant is subject to the following provisions, terms and conditions:

1.           EXERCISE; TRANSFERABILITY.

(a)          The rights represented by this Warrant may be exercised by the Holder hereof, in whole or in part, by written notice of exercise (in the form attached hereto) delivered to the Corporation at the principal office of the Corporation prior to the Termination Date and accompanied or preceded by the surrender of this Warrant along with a check in payment of the Warrant Exercise Price for such Warrant Shares or (ii) cashless exercise pursuant to Section 3(c).

(b)          Subject to compliance with any applicable securities laws and the reasonable conditions and documentation required by the Corporation, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Corporation or its designated agent, together with a written Assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

2.           EXCHANGE AND REPLACEMENT. Subject to the terms hereof, this Warrant is exchangeable upon the surrender hereof by the Holder to the Corporation at its office for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Shares (not to exceed the aggregate total number purchasable hereunder) as shall be designated by the Holder at the time of such surrender. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be sufficient indemnity), and upon surrender and cancellation of this Warrant, if mutilated, the Corporation will make and deliver a new Warrant of like tenor, in lieu of this Warrant. This Warrant shall be promptly canceled by the Corporation upon the surrender hereof in connection with any exchange or replacement. The Corporation shall pay all expenses, taxes (other than stock transfer taxes), and other charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 2. If this Warrant shall have been exercised in part, the Corporation shall, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical to this Warrant.

3.           ISSUANCE OF THE WARRANT SHARES.

(a)          The Corporation agrees that the Warrant Shares shall be and are deemed to be issued to the Holder as of the close of business on the date on which this Warrant shall have been exercised. Subject to the provisions of paragraph (b) of this Section 3, certificates for the Warrant Shares so purchased shall be delivered to the Holder promptly after the date this Warrant shall have been exercised, and, unless this Warrant has expired, a new Warrant representing the right to purchase the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder.

(b)          Notwithstanding the foregoing, however, the Corporation shall not be required to deliver any certificate for Warrant Shares upon exercise of this Warrant except in accordance with exemptions from the applicable securities registration requirements or registrations under applicable securities laws. Nothing herein shall obligate the Corporation to effect registrations under federal or state securities laws. The Holder agrees to execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Corporation, or the registrations made, for the issuance of the Warrant Shares.

(c)          Notwithstanding any provisions herein to the contrary, in lieu of exercising this Warrant for cash, the Holder may from time to time, elect to convert this Warrant, in whole or in part, into a number of Warrant Shares equal to:

X = Y (A-B)

A

Where	X = the number of Warrant Shares to be issued to the Holder

Y =       the number of Warrant Shares with respect to which this Warrant is being exercised

A =      the fair market value of one Warrant Share (at the date of such calculation)

B =       the Warrant Exercise Price (as adjusted to the date of such calculation)

For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction pursuant to this Section 3(c) shall be deemed to have been acquired by the Holder, and the holding period for such Warrant Shares shall be deemed to have commenced, on the Initial Exercise Date.

For purposes of this Warrant, the fair market value of one share of Common Stock shall be:

i.            the average daily Market Price (as defined below) during the period of the most recent ten (10) trading days, ending on the last business day before the effective date of exercise of the Warrant, on which the national securities exchanges or over-the-counter market in which the shares of Common Stock is quoted were open for trading. If the Common Stock is traded on a national securities exchange or admitted to unlisted trading privileges on such an exchange, the Market Price as of a specified day shall be the last reported sale price of Common Stock on such exchange on such date or if no such sale is made on such day, the mean of the closing bid and asked prices for such day on such exchange (the “Market Price”); or

ii.         if the Common Stock is not then listed or admitted to trading on any national securities exchange or over the counter market, the fair market value shall be determined in good faith by the Board of Directors of the Corporation.

4.           COVENANTS OF THE CORPORATION. The Corporation covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized and issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Corporation will at all times have authorized and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. The Corporation will not take any action which would result in any adjustment of the Warrant Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Corporation’s Articles of Incorporation, as amended. The Corporation shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment.

5.           CERTAIN ADJUSTMENTS. The provisions of this Warrant are subject to adjustment as provided in this Section 5.

(a)          The Warrant Exercise Price shall be adjusted from time to time such that in case the Corporation shall hereafter:

(i)          pay any dividends or make any other distribution on any class of stock of the Corporation payable in Common Stock or securities convertible into Common Stock;

(ii)         subdivide its then outstanding shares of Common Stock (by any stock split, recapitalization or otherwise) into a greater number of shares; or

(iii)        combine its then outstanding shares of Common Stock (by combination, reverse stock split or otherwise) into a smaller number of shares;

then, in any such event, the Warrant Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (A) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the then existing Warrant Exercise Price, by (B) the total number of shares of Common Stock outstanding immediately after such event (including in each case the maximum number of shares of Common Stock issuable in respect of any securities convertible into Common Stock). An adjustment made pursuant to this Subsection shall become effective immediately after the effective date of the dividend, subdivision or combination. If, as a result of an adjustment made pursuant to this Section 5, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Warrant Exercise Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock. All calculations under this Subsection shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be. In the event that at any time as a result of an adjustment made pursuant to this Section 5, the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive any shares of capital stock other than shares of Common Stock, thereafter the Warrant Exercise Price of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section 5.

(b)          Upon each adjustment of the Warrant Exercise Price pursuant to Section 5(a) above, the Holder of each Warrant shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Warrant Exercise Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Warrant (as adjusted as a result of all adjustments in the Warrant Exercise Price in effect prior to such adjustment) by the Warrant Exercise Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Warrant Exercise Price.

(c)          In case of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company, (iii) consolidation or merger to which the Corporation is a party other than a merger or consolidation in which the Corporation is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Corporation), or (iv) other similar transaction, there shall be no adjustment under Subsection (a) of this Section 5 but the Holder of this Warrant shall have the right thereafter to receive upon exercise of this Warrant the kind and amount of shares of stock and other securities and property which he would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale, or conveyance had such Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale, or conveyance and, in any such case thereafter, appropriate adjustment shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interests thereafter of any Holders of the Warrant to the end that the provisions set forth in this Section 5 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the exercise of the Warrant. The provisions of this Subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances. The Corporation will not effect any such reorganization, reclassification, consolidation, merger or sale unless, prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger or sale shall assume the obligation to deliver to such Holder such shares of stock, securities or property as, in accordance with the foregoing provisions, such Holder may be entitled to purchase.

(d)          If any event of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 5.

(e)          Upon any adjustment of the Warrant Exercise Price, then and in each such case, the Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder as shown on the books of the Corporation, which notice shall state the Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Warrant Shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(f)          The Corporation shall give notice to the Holder if at any time prior to the expiration or exercise in full of this Warrant, any of the following events shall occur:

(i)          The Corporation shall declare any dividend (or any other distribution in whatever form) on the Common Stock;

(ii)         The Corporation shall authorize the issuance to all holders of Common Stock of any additional shares of Common Stock or of rights, options or warrants to subscribe for or purchase Common Stock or any of any other subscription rights, options or warrants;

(iii)        A dissolution, liquidation or winding up of the Corporation (other than in connection with a consolidation, merger, or sale or conveyance of the property of the Corporation as an entirety or substantially as an entirety); or

(iv)        A capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or any consolidation or merger of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and that does not result in any reclassification or change of Common Stock outstanding) or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially an entirety.

Such notice shall be given at least 10 business days prior to the date fixed as a record date or effective date or the date of closing of the Corporation’s stock transfer books for the determination of the stockholders entitled to such dividend, distribution, or subscription rights, or for the determination of the stockholders entitled to vote on such proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. Such notice shall specify such record date or the date of the closing of the stock transfer books, as the case may be.

6.           NO VOTING RIGHTS. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Corporation.

7.           NOTICE OF TRANSFER OF WARRANT OR RESALE OF THE WARRANT SHARES.

(a)          Subject to the sale, assignment, hypothecation, or other transfer restrictions set forth in Section 1 hereof, the Holder, by acceptance hereof, agrees to give written notice to the Corporation before transferring this Warrant or transferring any Warrant Shares of such Holder’s intention to do so, describing briefly the manner of any proposed transfer. Promptly upon receiving such written notice, the Corporation shall present copies thereof to the Corporation’s counsel. If in the opinion of such counsel the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Corporation, as promptly as practicable, shall notify the Holder of such opinion, whereupon the Holder shall be entitled to transfer this Warrant or to dispose of Warrant Shares received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Corporation; provided that an appropriate legend may be endorsed on this Warrant or the certificates for such Warrant Shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel and satisfactory to the Corporation to prevent further transfers which would be in violation of Section 5 of the 1933 Act and applicable state securities laws; and provided further that the prospective transferee or purchaser shall execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Corporation for the transfer or disposition of the Warrant or Warrant Shares.

(b)          If, in the opinion of the Corporation’s counsel, the proposed transfer or disposition of the Warrant or such Warrant Shares described in the written notice given pursuant to this Section 7 may not be effected without registration or qualification of this Warrant or such Warrant Shares, the Corporation shall promptly give written notice thereof to the Holder, and the Holder will limit its activities in respect to such transfer or disposition as, in the opinion of such counsel, are permitted by law.

8.           FRACTIONAL SHARES. Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where the Holder would, except for the provisions of this Section, be entitled under the terms hereof to receive a fractional share, the Corporation shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay to Holder a sum in cash equal to such fraction multiplied by the Market Price on the day prior to the date of exercise of this Warrant in lieu of such fractional share.

9.           REPRESENTATIONS OF HOLDER. The holder of this Warrant, by the acceptance hereof, represents that it is acquiring this Warrant and the Warrant Shares for its own account and not with a view toward, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the 1933 Act. The holder of this Warrant further represents, by acceptance hereof, that, as of this date, the holder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the 1933 Act. Upon exercise of this Warrant, the holder shall, if requested by the Corporation, confirm in writing, in a form satisfactory to the Corporation, representations concerning the matters described in this Section 9.

10.         MISCELLANEOUS.

(a)          NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) two (2) business days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Corporation at the address as set forth on the signature page hereof, to the Holder at the Holder’s address as appearing on the Corporation’s records, or at such other address as the Corporation or Holder may designate by ten (10) days advance written notice to the other party hereto.

(b)          ATTORNEYS’ FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

(c)          AMENDMENTS AND WAIVERS. This Warrant may be amended or modified only upon the written consent of both Holder and the Corporation. This Warrant and any provision hereof may be waived only by an instrument in writing signed by the party against which enforcement of the same is sought.

(d)          SEVERABILITY. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(e)          GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.

(f)          BINDING EFFECT. This Warrant shall be binding upon any entity succeeding the Corporation by merger, consolidation or acquisition of all or substantially all of the Corporation’s assets. All of the covenants and agreements of the Corporation shall inure to the benefit of the successors and assigns of the Holder hereof.

IN WITNESS WHEREOF, Point.360 has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated as of July ___, 2015.

POINT.360

By:	/s/ Haig S. Bagerdjian
	Name:	Haig S. Bagerdjian
	Title:	Chief Executive Officer

Point.360
2701 Media Center Drive
Los Angeles, CA 90065

MEDLEY OPPORTUNITY FUND II LP

By:	/s/ Richard T. Allorto
	Name:	Richard T. Allorto
	Title:	Chief Financial Officer

NOTICE OF EXERCISE

(To be signed only upon exercise of the Warrant)

To: Point.360

The undersigned hereby irrevocably elects to exercise the attached Warrant to purchase for cash, ____________ of the shares issuable upon the exercise of such Warrant pursuant to Section 1(a), and requests that certificates for such shares (together with a new Warrant to purchase the number of shares, if any, with respect to which this Warrant is not exercised) shall be issued in the name of:

The undersigned hereby irrevocably elects to convert the attached Warrant into shares pursuant to Section 3(c) of the attached Warrant. This conversion is exercised with respect to ____________ of the shares issuable upon the exercise of such Warrant. The undersigned requests that certificates for such shares (together with a new Warrant to purchase the number of shares, if any, with respect to which this Warrant is not exercised) shall be issued in the name of:

[Strike paragraph above that does not apply.]

NAME:______________________________

SOC. SEC. or
TAX I.D. NO.

ADDRESS:

Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

Date:____________________________, 201__
Signature*

*  The signature on the Notice of Exercise of Warrant must correspond to the name as written upon the face of the Warrant in every particular without alteration or enlargement or any change whatsoever. When signing on behalf of a corporation, partnership, trust or other entity, please indicate your position(s) and title(s) with such entity.